As filed with the U.S. Securities and Exchange Commission on July 29, 2025

Registration No. 333-230995

Registration No. 333-237285

Registration No. 333-264587

Registration No. 333-271238

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-230995

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237285

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-264587

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-271238

UNDER

THE SECURITIES ACT OF 1933

HOOKIPA PHARMA INC.

(Exact name of registrant as specified in its charter)

Delaware	81-5395687
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

350 Fifth Avenue, 72nd Floor, Suite 7240 New York, New York	10118
(Address of Principal Executive Offices)	(Zip Code)

HOOKIPA Pharma Inc. 2018 Stock Option and Grant Plan

HOOKIPA Pharma Inc. 2019 Stock Option and Incentive Plan

HOOKIPA Pharma Inc. 2019 Employee Stock Purchase Plan

HOOKIPA Pharma Inc. 2023 Inducement Plan

(Full titles of the plans)

Malte Peters

Chief Executive Officer

HOOKIPA Pharma Inc.

350 Fifth Avenue, 72nd Floor, Suite 7240

New York, New York 10118

+43 1 890 63 60

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Divakar Gupta

Reid Hooper

Cooley LLP

55 Hudson Yards

New York, NY 10001

Telephone: (212) 479-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

HOOKIPA Pharma Inc., a Delaware corporation (the “Company”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all shares of the Company’s common stock, par value $0.0001 per share (“common stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•	Registration File No. 333-230995, filed with the SEC on April 23, 2019, registering 1,597,638 shares of common stock issuable under the HOOKIPA Pharma Inc. 2018 Stock Option and Grant Plan (the “2018 Plan”), 2,608,042 shares of common stock issuable under the HOOKIPA Pharma Inc. 2019 Stock Option and Incentive Plan (the “2019 Plan”), and 260,804 shares of common stock issuable under the HOOKIPA Pharma Inc. 2019 Employee Stock Purchase Plan (the “2019 ESPP”);

•	Registration File No. 333-237285, filed with the SEC on March 19, 2020, registering 1,022,644 shares of common stock issuable under the 2019 Plan and 255,661 shares of common stock issuable under the 2019 ESPP;

•	Registration File No. 333-264587, filed with the SEC on April 29, 2022, registering 1,248,128 shares of common stock issuable under the 2019 Plan and 312,032 shares of common stock issuable under the 2019 ESPP; and

•	Registration File No. 333-271238, filed with the SEC on April 13, 2023, registering 3,188,666 shares of common stock issuable under the 2019 Plan, 547,166 shares of common stock issuable under the 2019 ESPP and 500,000 shares of common stock issuable under the HOOKIPA Pharma Inc. 2023 Inducement Plan (the “Inducement Plan”).

The numbers of shares of common stock registered under the Registration Statements set forth above have not been adjusted to reflect the one-for-ten reverse stock split of the Company’s common stock effected on July 9, 2024.

On May 20, 2025, after consideration and evaluation of the Company’s long-term prospects and strategies, the Company’s Board of Directors unanimously approved entering into that certain Asset Purchase Agreement, dated May 21, 2025, by and among the Company, Hookipa Biotech GmbH and Gilead Sciences, Inc., which may constitute the sale of substantially all of the Company’s assets under Section 271 of the General Corporation Law of the State of Delaware (the “Asset Sale”), and the liquidation and dissolution of the Company pursuant to a plan of dissolution (the “Plan of Dissolution”), each of which, the Asset Sale and the Plan of Dissolution, is subject to the approval of the Company’s stockholders. The Company filed a definitive proxy statement on Schedule 14A with the SEC on July 3, 2025 with respect to a special meeting of the Company’s stockholders to consider and approve the Asset Sale and the Plan of Dissolution (the “Special Meeting”). On July 29, 2025, the Company’s stockholders approved the Asset Sale and the Plan of Dissolution at the Special Meeting.

As a result of the Company’s planned liquidation and dissolution, by filing these Post-Effective Amendments the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of post-effective amendment, any of the securities registered which remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered for issuance but remaining unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 29, 2025.

HOOKIPA PHARMA INC.

By:	/s/ Malte Peters
Malte Peters Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.